Exhibit 10.26

SEITEL, INC.
EXECUTIVE RETENTION BONUS PROGRAM FOR KEY EMPLOYEES

The Compensation Committee of the Board of Directors of Seitel, Inc. (the “Board”) and its subsidiaries, (collectively, the “Company”) has determined that it is in the best interests of the Company and its shareholders to provide for continuity of management of the Company through the implementation of an Executive Retention Bonus Program (the “Program”) for key members of executive management of the Company as specifically identified in Exhibit “A” (“Key Employees”). The Program is intended to diminish the extent to which the Key Employees of the Company might otherwise be distracted from the efficient discharge of their responsibilities to the Company, and to ensure that the Company will continue to receive the full, undistracted attention and dedication of its Key Employees. Therefore, the Compensation Committee hereby authorizes and adopts the Program described below effective as of January 1, 2017 (“Effective Date”).

1.	Benefits. In addition to the benefits provided in the Executive’s Employment Agreement and except as provided in this Section 3 below:

(a)Vesting and Payment of Full Retention Bonus. A Key Employee who continues as an employee of the Company through December 31, 2018 shall receive, and the Company shall pay in cash, in one lump sum, the amount set forth opposite such Key Employee’s name on Exhibit “A” within 30 days of December 31, 2018 provided the Key Employee has remained a continuous employee of the Company from the period January 1, 2017 through December 31, 2018.

(b)Involuntary Termination Without Cause or Termination of Employment by Key Employee for Good Reason. Upon involuntary termination of a Key Employee by the Company other than for Cause (as defined in the employment agreement of each Key Employee) or termination of employment by the Key Employee for Good Reason (as defined in the employment agreement of each Key Employee), the pro rata share of the bonus for time worked during the term of this agreement shall vest and such benefit shall be paid in cash in one lump sum within 30 days of such event.

(c)Termination for Cause. Notwithstanding anything herein to the contrary, if a Key Employee’s employment is terminated by the Company or its subsidiaries at any time during the term of the Program for Cause, the Key Employee shall not be entitled to payment of any of the benefits under the Program as described in this Section 3.

2.Withholding. The Company may withhold from any amount payable or benefit provided under this Program such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulations.

3.Binding Effect. All of the provisions of this Program shall be fully applicable to any successor to the Company resulting from a change of control. The Company agrees that in the event of a tender or exchange offer, merger, consolidation or liquidation or any such similar event involving the Company, its securities or assets, it shall reveal the existence of this Program to the acquiring person or entity. The Company further agrees that if such action is not inconsistent with the best interests of the Company, it shall condition approval of any transactions proposed by the acquiror upon obtaining the consent, in writing, of the potential successor to the Company to be bound by this Program. Since the duties and services of the Key Employee hereunder are special, personal and unique in nature, the Key Employee may not transfer, sell or otherwise assign her rights, obligations or benefits under this Program.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Executive Retention Bonus Program, thereunto directly authorized, as of the day and year first written above.

SEITEL, INC.

/s/	Robert D. Monson
Robert D. Monson
President and Chief Executive Officer

Exhibit “A”

Key Employee	Retention Bonus
Rob Monson	$1,087,040
Marcia Kendrick	$361,900
Randy Sides	$361,900
Richard Kelvin	$352,000